Exhibit 99.10

CONSENT OF WILLIAM BLAIR & COMPANY, L.L.C.

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Attention: Board of Directors

Dear Members of the Board of Directors:

We hereby consent to the use of our opinion letters dated June 8, 2010 to the Board of Directors of Allscripts-Misys Healthcare Solutions, Inc. (the “Company”) and the Audit Committee of the Board of Directors of the Company included as Annexes E and F to the Joint Proxy Statement/Prospectus/Information Statement which forms a part of the Registration Statement on Form S-4, as amended by Amendment No. 1, relating to the proposed merger of the Company and Eclipsys Corporation and references to such opinion in such Joint Proxy Statement/Prospectus/Information Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ WILLIAM BLAIR & COMPANY, L.L.C.

WILLIAM BLAIR & COMPANY, L.L.C.

Chicago, Illinois

July 13, 2010